                                  EXHIBIT 99.2

                                                                    Exhibit 99.2

                   ------------------------------------------
                           CONVERSION APPRAISAL REPORT

                       CITIZENS SOUTH BANKING CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                               CITIZENS SOUTH BANK
                            Gastonia, North Carolina

                                  Dated As Of:
                                  June 14, 2002

                   ------------------------------------------









                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
----------------------------------------------
Financial Services Industry Consultants
                                                                   June 14, 2002


Board of Directors
Citizens South Holdings, MHC
Citizens South Banking Corporation
Citizens South Bank
245 West Main Avenue
Gastonia, North Carolina  28053

Members of the Boards of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Citizens South Banking Corporation, Gastonia, North Carolina ("CSBC" or the "Holding Company") in connection with the mutual-to-stock conversion of Citizens South Holdings, M.H.C. (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 58.4 percent of the common stock of CSBC (the "MHC Shares"), the mid-tier holding company for Citizens South Bank, Gastonia, North Carolina ("Citizens South" or the "Bank"). The remaining 41.6 percent of CSBC's common stock is owned by public stockholders. CSBC owns 100 percent of the outstanding common stock of Citizens South. It is our understanding that CSBC will offer its stock in a Subscription offering to the Bank's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering.

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Plan of Conversion

     On May 23, 2002, the respective Boards of Directors of the MHC, the Holding Company and the Bank adopted the plan of conversion pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, CSBC, which owns 100 percent of the Bank, will be succeeded by a new corporation with the same name. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the ownership interest in CSBC currently owned by the MHC. As of March 31, 2002, the MHC's ownership interest in CSBC approximated 58.4 percent. The Holding Company will

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                      Telephone.: (703) 528-1700
1700 North Moore Street, Suite 2210                    Fax No.: (703) 528-1788
Arlington, VA 22209                              Toll-Free No.: (866) 723-0594
www.rpfinancial.com                              E-Mail: mail@rpfinancial.com

RP Financial, LC.
Boards of Directors
June 14, 2002
Page 2


also issue shares of its common stock to the public stockholders of CSBC pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued CSBC common stock as owned immediately prior to the conversion. As of March 31, 2002, the public stockholders' ownership interest in CSBC approximated 41.6 percent.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting Citizens South and CSBC in the preparation of the post-conversion business plan, we are independent of the Holding Company, the Bank, the MHC and the other parties engaged by Citizens South or CSBC to assist in the stock conversion process.

Valuation Methodology

     In preparing our Appraisal, we have reviewed the regulatory applications of CSBC, Citizens South and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of CSBC, Citizens South and the MHC that has included a review of audited financial information for the past five fiscal years through 2001 and interim financial results through March 31, 2002, a review of various unaudited information and internal financial reports through March 31, 2002, and due diligence related discussions with CSBC's management; Cherry, Bekaert & Holland, L.L.P., CSBC's independent auditor; Luse Gorman Pomerenk & Schick, P.C., CSBC's conversion counsel; and Keefe, Bruyette & Woods Inc., CSBC's marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which CSBC operates and have assessed CSBC's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on CSBC and the industry as a whole. We have analyzed the potential effects of the stock conversion on CSBC's operating characteristics and financial performance as they relate to the pro forma market value of CSBC. We have analyzed the assets held by the MHC, which will be consolidated with the Bank's assets and equity pursuant to the completion of conversion. We have reviewed the overall conditions in CSBC's primary market area as set forth in

RP Financial, LC.
Boards of Directors
June 14, 2002
Page 3


demographic, economic and competitive information prepared by CACI, SNL Financial and other third party private and governmental sources. We have compared CSBC's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

     The Appraisal is based on CSBC's representation that the information contained in the regulatory applications and additional information furnished to us by CSBC and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by CSBC, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of CSBC. The valuation considers CSBC only as a going concern and should not be considered as an indication of CSBC's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for CSBC and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of CSBC's stock alone. It is our understanding that there are no current plans for selling control of CSBC following completion of the second step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which CSBC's common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of June 14, 2002, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in CSBC and (2) exchange shares issued to existing public shareholders of CSBC was $68,529,460 at the midpoint, equal to 6,852,946 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range was $40,000,000, equal to 4,000,000 shares at $10.00 per share. The offering range includes a

RP Financial, LC.
Boards of Directors
June 14, 2002
Page 4


minimum value of $34,000,000, equal to 3,400,000 shares at $10.00 per share (85.0 percent of the midpoint) and a maximum value of $46,000,000, equal to 4,600,000 shares at $10.00 per share (115.0 percent of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $52,900,000, equal to 5,290,000 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of CSBC stock as a fully converted company. The Board of Directors of the MHC has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in CSBC equal to 41.63 percent as of March 31, 2002. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of CSBC will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Direct Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.3838 shares,
1.6280 shares, 1.8722 shares and 2.1530 shares of newly issued shares of CSBC stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of CSBC immediately upon issuance of the stock.

     RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of CSBC as of March 31, 2002, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of CSBC and the exchange of the public shares for newly issued shares of CSBC common stock as a full public company was determined independently by the Boards of Directors of the MHC. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial, LC.
Boards of Directors
June 14, 2002
Page 5


     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of CSBC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of CSBC's stock offering.

                                                    Respectfully submitted,

                                                    RP FINANCIAL, LC.

                                                    /s/ William E. Pommerening

                                                    William E. Pommerening
                                                    Chief Executive Officer


                                                    /s/ Gregory E. Dunn

                                                    Gregory E. Dunn
                                                    Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                       CITIZENS SOUTH BANKING CORPORATION
                            Gastonia, North Carolina

                                                                                    PAGE
         DESCRIPTION                                                               NUMBER
         -----------                                                               ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------
         Introduction                                                                  1.1
         Plan of Conversion                                                            1.2
         Strategic Overview                                                            1.2
         Balance Sheet Trends                                                          1.6
         Income and Expense Trends                                                     1.10
         Interest Rate Risk Management                                                 1.15
         Lending Activities and Strategy                                               1.16
         Asset Quality                                                                 1.19
         Funding Composition and Strategy                                              1.20
         Subsidiary                                                                    1.21
         Legal Proceedings                                                             1.21



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                  2.1
         Market Area Demographics                                                      2.2
         National Economic Factors                                                     2.4
         Local Economy                                                                 2.7
         Market Area Deposit Characteristics and Competition                           2.8



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                          3.1
         Financial Condition                                                           3.5
         Income and Expense Components                                                 3.9
         Loan Composition                                                              3.12
         Interest Rate Risk                                                            3.15
         Credit Risk                                                                   3.15
         Summary                                                                       3.17

RP Financial, LC.

                                TABLE OF CONTENTS
                       CITIZENS SOUTH BANKING CORPORATION
                            Gastonia, North Carolina
                                   (continued)

                                                                                        PAGE
         DESCRIPTION                                                                   NUMBER
         -----------                                                                   ------

    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                                      4.1
         Appraisal Guidelines                                                              4.1
         RP Financial Approach to the Valuation                                            4.1
         Valuation Analysis                                                                4.2
              1.  Financial Condition                                                      4.3
              2.  Profitability, Growth and Viability of Earnings                          4.5
              3.  Asset Growth                                                             4.7
              4.  Primary Market Area                                                      4.7
              5.  Dividends                                                                4.9
              6.  Liquidity of the Shares                                                  4.10
              7.  Marketing of the Issue                                                   4.11
                  A.  The Public Market                                                    4.11
                  B.  The New Issue Market                                                 4.17
                  C.  The Acquisition Market                                               4.19
                     D.  Trading in CSBC's Stock                                           4.21
              8.  Management                                                               4.22
              9.  Effect of Government Regulation and Regulatory Reform                    4.22
         Summary of Adjustments                                                            4.22
         Valuation Approaches                                                              4.23
              1.  Price-to-Earnings ("P/E")                                                4.25
              2.  Price-to-Book ("P/B")                                                    4.27
              3.  Price-to-Assets ("P/A")                                                  4.27
         Comparison to Recent Conversions and Second-Step Offerings                        4.27
         Valuation Conclusion                                                              4.28
         Establishment of the Exchange Ratio                                               4.29

RP Financial, LC.



                                 LIST OF TABLES
                       CITIZENS SOUTH BANKING CORPORATION
                            Gastonia, North Carolina


TABLE
NUMBER                  DESCRIPTION                                                       PAGE
------                  -----------                                                       ----
    1.1          Historical Balance Sheets                                                 1.7
    1.2          Historical Income Statements                                              1.11


    2.1          Summary Demographic Information                                           2.3
    2.2          Unemployment Trends                                                       2.8
    2.3          Deposit Summary                                                           2.9


    3.1          Peer Group of Publicly-Traded Thrifts                                     3.3
    3.2          Balance Sheet Composition and Growth Rates                                3.6
    3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads          3.10
    3.4          Loan Portfolio Composition Comparative Analysis                           3.13
    3.5          Interest Rate Risk Measures and Net Interest Income Volatility            3.16
    3.6          Credit Risk Measures and Related Information                              3.18


    4.1          Market Area Unemployment Rates                                            4.9
    4.2          Pricing Characteristics and After Market Trends Recent Conversions        4.18
    4.3          Market Pricing Comparatives                                               4.20
    4.4          Public Market Pricing                                                     4.26

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     Citizens South Bank ("Citizens South" or the "Bank"), chartered in 1904, is a federally-chartered stock savings bank headquartered in Gastonia, North Carolina. The Bank changed its name from Gaston Federal Bank to its current name in March 2002, following the acquisition of Innes Street Financial Corporation ("Innes Street") and its wholly-owned subsidiary, Citizens Bank, Inc. The acquisition of Innes Street became effective on December 31, 2001. The Bank maintains its main office and five branch offices in Gaston County, North Carolina, which is located in the I-85 corridor, approximately twenty miles west of the regional banking center of Charlotte, North Carolina. The Bank also operates two branch offices in Rowan County, North Carolina, and one branch office in Iredell County, North Carolina. These offices are located approximately 60 miles northeast of the main office. A map of the Bank's office locations is included as Exhibit I-1. Citizens South is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

     Citizens South Banking Corporation ("CSBC" or the "Holding Company") is a federally-chartered stock holding company that was organized in March 1998 as Gaston Federal Bancorp, Inc. for the purpose of acquiring all of the capital of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company structure. In May 2002, the shareholders of the Holding Company approved an amendment to change the name to Citizens South Banking Corporation and the parent mutual holding company, which was originally organized as Gaston Federal Holdings, MHC, is now Citizens South Holdings, MHC (the "MHC"). As part of the reorganization, the Holding Company offered for sale
47.0 percent of the shares of its common stock in a public offering. The remaining 53.0 percent of the Holding Company's shares of common stock were issued to the MHC. The reorganization and public stock offering were completed on April 9, 1998. Net proceeds from the public stock offering amounted to $18.5 million. As of March 31, 2002, the MHC owned 2,457,007 shares or 58.4 percent of the Holding Company's shares of common stock outstanding and the public owned the remaining 1,752,427 shares or 41.6 percent of the Holding Company's shares of

RP Financial, LC.
Page 1.2


common stock outstanding. As of March 31, 2002, CSBC had $443.3 million in assets, $352.1 million in deposits and total equity of $42.2 million or 9.5 percent of total assets. CSBC's audited financial statements are included by reference as Exhibit I-2.



Plan of Conversion

         On May 23, 2002, the respective Boards of Directors of the MHC, the Holding Company and the Bank adopted the plan of conversion pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, CSBC, which owns 100 percent of the Bank, will be succeeded by a new corporation with the same name. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the ownership interest in CSBC currently owned by the MHC. As of March 31, 2002, the MHC's ownership interest in CSBC approximated 58.4 percent. The Holding Company will also issue shares of its common stock to the public stockholders of CSBC pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued CSBC common stock as owned immediately prior to the conversion. As of March 31, 2002, the public stockholders' ownership interest in CSBC approximated 41.6 percent.



Strategic Overview

         CSBC maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. On December 31, 2001, the Holding Company completed the cash acquisition of Innes Street and its wholly-owned subsidiary, Citizens Bank. The $37.9 million cash acquisition of Innes Street significantly increased the Holding Company's asset size, leveraged capital and tangible capital, and expanded the branch network outside of Gaston County. Citizens Bank operated a main office and one branch office in Rowan County and one branch office in Iredell County. At the time of the acquisition, Innes Street had total assets of $221.8 million, net loans of $170.5 million, total deposits of $175.4 million and total liabilities of $183.8 million. The acquisition was accounted for using the purchase method of accounting, creating $9.5 million of intangible assets.

RP Financial, LC.
Page 1.3


         Historically, CSBC's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Holding Company's assets and liabilities, respectively. Innes Street's operating strategy also emphasized 1-4 family lending funded by retail deposits. In recent years, the Holding Company has pursued a more diversified lending strategy, emphasizing growth of commercial business and consumer loans. On a more limited basis, the Holding Company's lending activities include diversification into construction, land, commercial real estate and multi-family loans. In 2001, the Holding Company utilized the lower interest rate environment as an opportunity to accelerate diversification of the loan portfolio, through reinvesting increased prepayments of residential mortgages caused by the high demand for the refinancing of such loans into commercial business and home equity loans.

         CSBC's implementation of a more diversified lending strategy is expected to enhance the yield and interest rate sensitivity of the loan portfolio, while also increasing the credit risk associated with the loan portfolio. The Holding Company has sought to limit the credit risk exposure associated with higher risk types of loans, through emphasizing origination of such loans in local markets and to established lending relationships with favorable credit histories. To date, the Holding Company's more diversified lending strategy has not led to a deterioration in credit quality, although non-performing assets increased as the result of acquisition of Innes Street. Most notably, the Holding Company acquired an office building property that is currently held as real estate owned with a carrying value of $1.3 million. The office building is located in Greenville, South Carolina, and is listed for sale with an independent real estate sales agent. Notwithstanding the increase in problem assets that resulted from the acquisition of Innes Street, the Holding Company's ratio of non-performing assets to total assets remains favorably low.

         Investments serve as a supplement to the Holding Company's lending activities. The Holding Company's investment strategy emphasizes low risk types of investments, with the intent of providing and maintaining liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments currently held by the Holding Company consist primarily of mortgage-backed securities and U.S. Government and agency securities. To manage the interest rate risk associated with the investment portfolio, the

RP Financial, LC.
Page 1.4


Holding Company has emphasized investing in securities that mature or reprice in five years or less and all investment securities are maintained as available for sale.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Holding Company and the Holding Company has sustained positive deposit growth over the past three and one-half years, with the most significant growth provided by the acquisition of Innes Street's deposits in 2001. CSBC experienced a slight decline in deposits in the first quarter of 2002, reflecting some minor deposit run-off in the branches that were acquired. The Holding Company's deposit composition was not significantly altered by the deposits acquired from Innes Street, with CDs continuing to comprise approximately two-thirds of total deposits.

     Borrowings serve as an alternative funding source for the Holding Company to support management of funding costs and to manage interest rate risk. The Holding Company's use of borrowings has emphasized FHLB advances with fixed rate terms of less than ten years, some of which have a one-time call provision. The Holding Company also holds a modest balance of other short-term borrowings.

     CSBC's earnings base is largely dependent upon net interest income and operating expense levels, although sources of non-interest operating have become a more significant earnings contributor in recent years. The Holding Company has experienced a downward trend in the net interest margin during recent years, reflecting interest rate spread compression attributable to the decline in yield earned on interest-earning assets. The Holding Company's interest rate spread increased significantly in the first quarter of 2002, which was realized through a steeper decline in funding costs relative to the decline in yield earned on interest-earning assets. However, the improvement in net interest income was less significant, as the acquisition of Innes Street resulted in increases in the Holding Company's level of non-interest earning assets-to-assets and level of interest-bearing liabilities-to-assets. Accordingly, the increase in net interest income provided by the widening yield-cost spread was somewhat offset by a sharp decline in the Holding Company's interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio. Growth of non-interest operating income has been primarily realized through increased fee income on deposit accounts, which has been supported by implementation of an aggressive marketing program to increase fee generating deposit accounts. The opening of new

RP Financial, LC.
Page 1.5


branch offices in 2000 and 2001, as well as implementation of a competitive fee structure on deposit products has also contributed to the increase in fee income earned on deposit accounts.

         Operating expenses represent the other major component of the Holding Company's earnings and have exhibited a notable increase in recent years. Higher operating expenses have resulted from adding two new branches during the past two years, prior to taking into account the three branches added from the acquisition of Innes Street, and the additional expense associated with the servicing a larger number of transaction deposit accounts. Given that the two branch openings have been fairly recent, the costs of operating and maintaining the two branches have yet to be fully leveraged. The acquisition of Innes Street will further increase the Holding Company's operating expenses, but should support a decline in the operating expense ratio as a percent of average assets. The lower operating expense ratio will be supported by cost savings realized in the merger and Innes Street's lower cost of operations.

         Over the past five and one-half years, CSBC's operating strategy has resulted in significant asset growth, leveraging of capital and gradual transformation of the balance sheet to a more "bank like" structure. A key component of the Holding Company's business plan is to complete a second step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, including possible growth through other acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. As a fully-converted institution, it is contemplated that the ability to offer Holding Company stock as consideration will facilitate increased opportunities to grow through acquisition.

         The Holding Company anticipates that growth opportunities will also result from the expansion of market area provided by the acquisition of Innes Street, as well as further expanding the branch network through establishing additional branches that complement the existing branch network. Additionally, CSBC's higher capital position resulting from the infusion of conversion proceeds will also serve to reduce interest rate risk, through enhancing the Holding Company's IEA/IBL ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Holding Company's future funding needs, which may facilitate a reduction in CSBC's funding costs.

RP Financial, LC.
Page 1.6

     . CSBC. The Holding Company is expected to retain up to 50 percent of the net conversion proceeds. At present, funds at the Holding Company level, net of the loan to the ESOP, are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     . Citizens South. Approximately 50 percent of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans.

Balance Sheet Trends

     Table 1.1 presents the Holding Company's balance sheet trends from September 30, 1997 through March 31, 2002. The Holding Company switched from a September 30 fiscal year to a calendar fiscal year in 2000. From September 30, 1997 through March 31, 2002, CSBC exhibited average annual asset growth of 23.2 percent, with the strongest growth occurring in 2001 as the result of the acquisition of Innes Street. Asset growth has been primarily realized through loan growth, while growth in investment securities and mortgage-backed securities have been more limited. Overall, total interest-earning assets comprising total assets has declined since September 30, 1997, primarily as the result of the goodwill and intangibles created by the acquisition of Innes Street. As of March 31, 2002, goodwill and intangibles equaled 2.0 percent of total assets. Asset growth has been funded by a combination of deposits, borrowings and capital, with trends in the Holding Company's funding composition showing an increase in the level of borrowings funding assets and declines in the level of deposits and capital funding assets. A summary of CSBC's key operating ratios for the past five fiscal years and the first quarter of fiscal 2002 is presented in Exhibit I-3.

     Prior to the acquisition of Innes Street, growth of the loan portfolio was somewhat limited. Net loans receivable declined from 77.5 percent of assets at September 30, 1997 to 62.8 percent of assets at December 31, 2000. The acquisition of Innes Street supported an increase in the loans-to-assets ratio to 74.7 percent at year end 2001, with the ratio declining to 73.0 percent at the end of the first quarter of 2002 due to a decline in net loans receivable. The decline in loans receivable in the first quarter of 2002, as well as in 2000, was mostly attributable to a

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                                (table omitted)

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decline in the balance of 1-4 family permanent mortgage loans, reflecting the impact of accelerated repayments of 1-4 loans caused by borrowers refinancing into lower rate loans, the Holding Company's philosophy of closing originations of 1-4 family fixed rate loans in a third party name and the sale of fixed rate loans in 2000.

     Trends in the Holding Company's loan portfolio composition highlight the current business plan of a pursuing a more diversified lending strategy, particularly emphasizing consumer and commercial business types of lending. Over the past five and one-half years, the concentration of 1-4 family permanent mortgage loans comprising total loans declined from 76.5 percent at September 30, 1997 to 56.3 percent at March 31, 2002. Comparatively, over the same time period, consumer loans increased from 5.3 percent to 19.7 percent of total loans and commercial business loans increased from 4.0 percent to 9.4 percent of total loans. Loan growth realized from the acquisition of Innes Street consisted mostly of 1-4 family permanent mortgage loans, consumer loans and commercial real estate/multi-family/land loans. As of March 31, 2002, commercial real estate/multi-family/land loans equaled 9.9 percent of total loans outstanding, with the balance of the portfolio consisting of construction loans (4.7 percent of total loans outstanding).

     The intent of the Holding Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting CSBC's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Holding Company's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 11.4 percent of assets at year end 2001 to a high of 24.8 percent of assets at September 30, 1998. As of March 31, 2002, the Holding Company maintained total cash and investments of $62.5 million or 14.2 percent of assets, which mostly consisted of $36.2 million of cash and equivalents. Investments held by the Holding Company at March 31, 2002 consisted of U.S. Government and agency securities ($11.1 million), municipal bonds ($6.2 million), corporate bonds ($2.1 million), equity securities ($3.5 million) and FHLB stock $3.4 million. The investment portfolio is classified as available for sale and, as of March 31, 2002, the Holding Company maintained a net unrealized gain of $1.4 million on the investment portfolio. Exhibit I-4 provides detail of the Holding Company's investment portfolio.

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     Mortgage-backed securities comprise the balance of the Holding Company's interest-earning assets composition, serving as an investment alternative to deploy excess liquidity. The mortgage-backed securities portfolio consists of securities guaranteed or insured by a federal agency and includes a mixture of fixed rate and adjustable rate securities. The mortgage-backed securities portfolio ranged from a high of 9.1 percent of assets at year end 2000 to a low of 5.2 percent of assets at March 31, 2002. As of March 31, 2002, the mortgage-backed securities portfolio totaled $23.0 million and was classified as available for sale. A net unrealized loss of $52,000 was maintained on the mortgage-backed securities portfolio at March 31, 2002.

     The Bank also maintains an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of some of the Bank's executive officers and directors. Citizens South is the owner and beneficiary of the policies and the purpose of the investment is to provide funding for the Bank's employee benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2002, the cash surrender value of the BOLI equaled $6.6 million.

     Over the past five and one-half years, CSBC's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From September 30, 1997 through March 31, 2002, deposits increased at an average annual rate of 21.7 percent. The substantial portion of the Holding Company's deposit growth was realized through the acquisition of Innes Street in 2001, which also supported an increase in the deposits-to-assets ratio from 66.4 percent at year end 2000 to 79.0 percent at year end 2001. In recent years, the Holding Company's deposit composition has exhibited a shift towards a slightly higher concentration of CDs, which was primarily attributable to the relatively high concentration of CDs that comprised Innes Street's deposit composition. As of March 31, 2002, CDs and transaction and savings accounts represented 68.0 percent and 32.0 percent of the Holding Company's total deposits, respectively, versus comparable ratios of 64.9 percent and 35.1 percent at September 30, 1999.

     Borrowings serve as an alternative funding source for the Holding Company to support management of funding costs and interest rate risk. Utilization of borrowings consists primarily of FHLB advances, most of which were added following the minority stock offering in 1998 to

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facilitate leveraging of capital. Over the past five and one-half years, borrowings ranged from a low of 2.0 percent of assets at September 30, 1997 to a high of 16.9 percent of assets at year end 2000. As of March 31, 2002, borrowings totaled $41.0 million or 9.5 percent of assets, consisting of $39.0 million of FHLB advances and $2.0 million of other short-term borrowings. FHLB advances held by the Holding Company consist of fixed rate notes for terms of less than 10 years, some of which have a one-time call provision.

     Since September 30 1997 through March 31, 2002, retained earnings and net proceeds realized from the minority stock offering translated into an average annual capital growth rate of 17.0 percent for the Holding Company. The most significant capital growth was recorded in 1998, as the result of the completion of the minority stock offering. Net proceeds from the minority stock offering amounted to $18.5 million, which supported an increase in the Holding Company's equity-to-assets ratio from 12.0 percent at September 30, 1997 to 20.0 percent at September 30, 1998. Since 1998, capital growth has been slowed by dividend payments and stock repurchases, which combined with asset growth, has served to leverage the Holding Company's equity-to-assets ratio down to 9.5 percent at March 31, 2002. The most significant asset growth and leveraging of capital was provided by the acquisition of Innes Street completed effective December 31, 2001. As the result of the goodwill and intangibles created by the acquisition, the decline in the Holding Company's tangible equity-to-assets ratio has been more significant. The Holding Company's tangible equity-to-assets ratio equaled
7.6 percent at March 31, 2002, versus a comparable ratio of 20.0 percent at September 30, 1998. The additional capital realized from the second step conversion offering will serve to strengthen the Holding Company's capital position and support the growth strategies contemplated in its business plan.

Income and Expense Trends

     Table 1.2 shows the Holding Company's historical income statements from twelve months ended September 30, 1997 through the twelve months ended March 31, 2002. The Holding Company reported positive earnings over the past five fiscal years and for the most recent twelve month period, ranging from a low of 0.65 percent of average assets during the twelve months ended March 31, 2002 to a high of 0.98 percent of average assets during the twelve months ended September 30, 1998. The lower return on assets ratio indicated for the

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                                (table omitted)

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most recent twelve month period is in part attributable to the impact on average assets and earnings resulting from the acquisition of Innes Street. The average assets balance for the twelve months ended March 31, 2002 was calculated based on the average of the quarter end balances for the past five quarters. Accordingly, since the acquisition of Innes Street was completed effective December 31, 2001, the average includes two quarters with the increase in assets realized from the acquisition of Innes Street. Comparatively, the earnings for the twelve months ended March 31, 2002 includes only one quarter of higher earnings that was provided by the acquisition of Innes Street. Net interest income and operating expenses represent the primary components of the Holding Company's earnings, while non-interest operating income has been a growing contributor to the Holding Company's earnings. The Holding Company's historically strong credit quality has generally served to limit the impact of loss provisions on earnings. Gains and losses realized from the sale of securities and other assets have had a varied impact on earnings over the past five and one-half years and are not considered to be part of the Holding Company's recurring or core earnings.

         Over the past five and one-half years, the Holding Company's net interest income to average assets ratio has ranged from a low of 2.52 percent for the year ended December 31, 2001 to a high of 3.53 percent for the twelve months ended September 30, 1998. The general decline in the net interest income ratio since 1998 reflects the impact of interest rate spread compression, as CSBC experienced a more significant decline in the average yield earned on interest-earning assets compared to the average cost paid for interest-bearing liabilities. Accordingly, the Holding Company's interest rate spread declined from 3.16 percent during the twelve months ended September 30, 1998 to 2.05 percent for the year ended December 31, 2001. The decline in the net interest income ratio also reflects the impact of a declining IEA/IBL ratio, as the acquisition of Innes Street resulted in a reduction in the level of interest-earning assets comprising assets and an increase in the level of interest-bearing liabilities funding assets. Accordingly, while the Holding Company's interest rate spread increased to 3.50 percent in the first quarter of 2002, due to a shaper decline in funding costs compared to the decline in yield earned on interest-earning assets, the increase in net interest income to average assets ratio provided by the widening yield-cost spread was somewhat offset by the reduction experienced in

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the IEA/IBL ratio. The Holding Company's historical net interest rate spreads, yields and costs and IEA/IBL ratios are set forth in Exhibits I-3 and I-5.

         Non-interest operating income has been a growing contributor to the Holding Company's earnings, increasing from 0.27 percent of average assets for the twelve months ended September 30, 1997 to a high of 1.15 percent of average assets for the year ended December 31, 2001. For the twelve months ended March 31, 2002, non-interest operating income equaled 0.98 percent of average assets. Growth of non-interest operating income has been primarily realized through increased fee income on deposit accounts, which has been supported by implementation of an aggressive marketing program to increase fee generating deposit accounts. The opening of new branch offices in 2000 and 2001, as well as implementation of a competitive fee structure on deposit products has also contributed to the increase in fee income earned on deposit accounts. To a lesser extent, growth in non-interest operating income has been supported by increased loan fee income realized from increased originations of 1-4 family fixed rate loans and an increase in income generated by additional purchases of BOLI.

         Operating expenses represent the other major component of the Holding Company's earnings, ranging from a low of 2.32 percent of average assets for the twelve months ended September 30, 1997 to a high of 2.78 percent of average assets for the twelve months ended September 30, 1999. The Holding Company's operating expense to average assets ratio equaled 2.55 percent for the twelve months ended March 31, 2002. The upward trend in operating expenses reflects the impact of adding two new branches during the past two years, prior to taking into account the three branches added from the acquisition of Innes Street, and the additional expense associated with the servicing a larger number of transaction deposit accounts. Given that the two branch openings have been fairly recent, the costs of operating and maintaining the two branches have yet to be fully leveraged. The acquisition of Innes Street will further increase the Holding Company's operating expenses, but should support a decline in the operating expense ratio as a percent of average assets due to cost savings realized in the merger and Innes Street's lower cost of operations. At the same time upward pressure will be placed on the Holding Company's operating expense ratio following the stock offering, due to expenses associated with operating as a company that is 100 percent owned by public shareholders and expenses related to the implementation of the stock benefit plans. However, the increase in

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capital realized from the stock offering will also increase the Holding
Company's capacity to leverage operating expenses through further growth of the balance sheet.

         Overall, the general trends in the Holding Company's net interest margin and operating expense ratio since 1997 reflect a decline in the Holding Company's core earnings, as indicated by the expense coverage ratio (net interest income divided by operating expenses). CSBC's expense coverage ratio equaled 1.51 times for the twelve months ended September 30, 1997, versus a comparable ratio of 0.99 times during the twelve months ended March 31, 2002. The decline in the expense coverage resulted from a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, CSBC's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 69.5 percent for twelve months ended March 31, 2002 was less favorable than the 61.4 percent efficiency ratio maintained for the twelve months ended September 30, 1997. Reinvestment of the net conversion proceeds, as well as realizing the increase in core earnings provided by Innes Street acquisition for a full twelve month period should facilitate improvement in the Holding Company's expense coverage and efficiency ratios going forward.

         Loan loss provisions have generally had a limited impact on the Holding Company's earnings over the past five and one-half years, which has been supported by the Holding Company's favorable credit quality. Loan loss provisions established by the Holding Company declined from a high of 0.17 percent of average assets for the twelve months ended September 30, 1997 to a low of 0.02 percent of average assets for the twelve months ended December 31, 2000. For the twelve months ended March 31, 2002, loss provisions established by CSBC equaled 0.05 percent of average assets. As of March 31, 2002, the Holding Company maintained allowance for loan losses of $3.0 million, equal to 95.9 percent of non-performing assets and 0.93 percent of net loans receivable.
Exhibit I-6 sets forth the Holding Company's allowance for loan loss activity during the past five and one-half years.

         Net gains and loss resulting from the sale of investment securities and other assets have generally been a limited factor in the Holding Company's earnings. For the twelve months ended March 31, 2002, net gains equaled 0.03 percent of average assets. The relatively high net gains recorded in 1999, equal to 0.62 percent of average assets, was primarily realized through a $1.3 million gain recorded on the sale of $6.4 million of investments, while the net loss recorded

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in 2000, equal to 0.24 percent of average assets, primarily resulted from the sale of $18.2 million of loans at a loss of $873,000. The loans were primarily long-term, fixed rate mortgages and were sold in order to reduce the Holding Company's exposure to rising interest rates. The proceeds from the loan sale were primarily used to fund the origination of shorter-term non-residential loans and adjustable rate home equity lines of credit. Overall, the gains and losses recorded by the Holding Company are not considered to be part of its recurring or core earnings.



Interest Rate Risk Management

     The Holding Company pursues a number of strategies to manage interest rate risk, which have been fairly effective in limiting the repricing mismatch between interest rate sensitive assets and liabilities. Management of the Holding Company's interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee ("ALCO") quarterly. The Holding utilizes reports prepared by Risk Analytics, an independent third party, and the OTS to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. The Risk Analytics analysis, as of March 31, 2002, indicated a 200 basis point instantaneous and sustained rise in interest rates would result in an 18.8 percent decline in the Bank's Net Portfolio Value (see Exhibit I-7). This is within targeted limits as set forth by the Board.

     The Holding Company manages interest rate risk from the asset side of the balance sheet, through such strategies as maintaining investments as available-for-sale, investing in securities with short-terms or floating rates, closing originations of 1-4 family fixed rate loans in a third party name and emphasizing the origination and retention of adjustable rate loans and short-term fixed rate loans. As of March 31, 2002, of the total loans due after December 31, 2002, ARM loans comprised 52.4 percent of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year and emphasizing growth of less interest rate sensitive and lower cost core deposits in the form of savings and transaction accounts.

     The infusion of stock proceeds will serve to further limit the Holding Company's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and

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the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.



Lending Activities and Strategy

     CSBC's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans still comprise the largest concentration of the loan portfolio. The Holding Company's current lending activities have emphasized originating commercial business loans, consumer loans, home equity lines of credit, as well as 1-4 family permanent mortgage loans. To a lesser extent, lending diversification by the Holding Company includes construction, commercial real estate and multi-family loans.
Exhibit I-9 provides historical detail of CSBC's loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Holding Company's loan portfolio by loan type as of December 31, 2001.

     CSBC originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, generally retaining ARM loan originations for investment. Fixed rate loan originations are generally closed in a third party name and are not retained in the Holding Company's loan portfolio. Fixed rate loans offered by the Holding Company have terms ranging from 10 to 30 years. CSBC offers ARM loans that have an initial fixed interest rate for three or five years and then convert to a one-year ARM following the initial repricing period. ARM loans are based on the Treasury constant maturity index, with the initial rate of interest dependent upon the length of the repricing term (i.e., generally a higher rate is charged for loans with a longer initial repricing term). CSBC originates 1-4 family loans up to a loan-to-value ("LTV") of 95.0 percent, with private mortgage insurance required for loans with LTV ratios greater than 80.0 percent. As of March 31, 2002, the Holding Company's 1-4 family permanent mortgage loan portfolio totaled $187.1 million or 56.3 percent of total loans outstanding.

     Construction loans originated by the Holding Company consist of loans to finance the construction of 1-4 family residences. The Holding Company's construction lending activities include financing to builders for the construction of homes that are built on both a speculative and pre-sold basis, as well financing to individuals for the construction of personal residences.

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Construction loans require the payment of interest only during the construction period, which is typically twelve months. Construction loans to builders are generally paid out by maturity when the home is sold. Construction loans to individuals are converted upon completion to a permanent loan made by the Holding Company or are paid out by a permanent loan from a third party lender. Construction loans to individuals are generally subject to the same LTV ratio limits as 1-4 family permanent mortgage loans. The LTV ratio on construction loans to builders is limited to 80.0 percent. As of March 31, 2002, CSBC's outstanding balance of construction loans totaled $15.5 million or 4.7 percent of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate, multi-family and land loans, which are substantially collateralized by properties in the Holding Company's normal lending territory. These loans are originated up to a maximum LTV ratio of 80.0 percent, require a minimum debt-coverage ratio of 1.25 times and have terms of up to 20 years. Commercial real estate, multi-family and land loans generally are offered as ARM loans based on the constant maturity Treasury index, with one, three or five-year repricing periods and for a fixed period not to exceed five years. ARM loans are subject to annual and lifetime repricing caps of 2.0 percent and 5.0 percent, respectively. To a lesser extent, these loans are based on the Holding Company's prime rate or on a fixed rate for a period of generally five years. Properties securing these loans include office buildings, churches, retail space, apartments and land. Land loans serve as a complement to the Holding Company's 1-4 family lending activities, as such loans are primarily secured by single-family lot loans or land that will be used for residential development. As of March 31, 2002, Citizens South's outstanding balance of commercial real estate, multi-family and land loans totaled $32.9 million or 9.9 percent of total loans outstanding.

     Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. The consumer loan portfolio consists primarily of home equity lines of credit. Other types of consumer loans held by the Holding Company include loans secured by deposit accounts, second mortgage loans, automobiles, recreational vehicles, home improvement loans and unsecured personal loans. Home equity lines of credit are floating rate loans tied to The Wall Street Journal Prime Rate and are generally limited to a maximum LTV ratio of 90.0 percent of the combined balance of the home equity line of credit and the first lien. Home equity

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lines of credit have terms of up to 15 years. Other consumer loans are made with fixed interest rates and have terms that generally do not exceed five years. As of March 31, 2002, CSBC's consumer loan portfolio totaled $65.6 million or 19.7 percent of total loans outstanding, of which $47.1 million consisted of home equity lines of credit.

     Commercial business loans offered by the Holding Company consist of floating rate loans tied to the Holding Company's prime rate and fixed rate loans with terms up to seven years. Fixed rate loans are generally extended at the Holding Company's prime rate plus a margin. Commercial business loans offered by the Holding Company consist primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans. The decision to grant a commercial business loan depends primarily on the creditworthiness and cash flow of the borrower and any guarantors. Commercial business loans will continue to be emphasized as an area of lending growth for the Holding Company following the conversion, in which CSBC will be targeting small- and mid-size companies in the local market area as the primary source of commercial loan growth. As of March 31, 2002, Citizens South's outstanding balance of commercial business loans totaled $31.2 million or 9.4 percent of total loans outstanding.

     Exhibit I-11 provides a summary of the Holding Company's lending activities over the past three and one-half years. The Holding Company's current emphasis on commercial business and consumer lending is highlighted by recent lending volume trends, as such loans represented the Holding Company's most active lending area during the past three and one-half years. Originations of commercial business and consumer loans increased from $27.2 million for the twelve month ended September 30, 1999 ($22.8 million of commercial business loans and $4.4 million of consumer loans) to $52.1 million for the year ended December 31, 2001 ($29.9 million of commercial business loans and $22.1 million of consumer loans). For the quarter ended March 31, 2002, originations of commercial business and consumer loans equaled $14.0 million ($2.7 million of commercial business loans and $11.4 million of consumer loans). Originations of construction loans constituted the second most active lending area for the Holding Company, reaching a peak volume of $8.8 million during the year ended 2001. The Holding Company's relatively low volume of 1-4 family originations, equaling $1.4 million for the year ended December 31, 2001, reflects originations of only adjustable rate loans that are

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retained for investment and does not include originations of fixed rates loans that are closed in a third party name. In recent years, the substantial portion of the Holding Company's 1-4 family lending volume has consisted of fixed rate loans.

     The stronger demand for loan refinancings translated in higher repayments during the year ended December 31, 2001, as loan repayments increased from $46.2 million for the year ended December 31, 2000 to $63.5 million for the year ended December 31, 2001. To facilitate restructuring of the balance sheet for purposes of reducing the interest rate risk and increasing the yield potential of the loan portfolio, the Holding Company sold $13.1 million of loans for the twelve months ended September 30, 1999 and $18.2 million of loans for the twelve months ended December 31, 2000. The loans sold were 1-4 family fixed rate loans and the proceeds realized from the sales were primarily reinvested in short-term mortgages and commercial business and consumer loans. Loan growth was most significant in 2001, as the result of the $170.5 million of loans acquired in connection with the acquisition of Innes Street. Accordingly, the net loans receivable balance increased from $158.8 million at December 31, 2000 to $334.3 million at December 31, 2001. The Holding Company experienced a $10.8 million reduction in net loans receivable during the first quarter of 2002, which was primarily attributable to increased repayments ($32.2 million in the first quarter of 2002 versus $13.2 million for the year ago period).



Asset Quality

     The Holding Company's historical lending emphasis on 1-4 family loans and emphasis on credit risk management have generally served to limit asset quality problems. Exhibit I-12 provides detail of the Holding Company's non-performing assets over the past five and one-half years. Over the past five and one-half years, CSBC's balance of non-performing assets ranged from a high of 0.75 percent of assets at September 30, 1997 to a low of 0.11 percent of assets at December 31, 2000. As shown in Exhibit I-12, the Holding Company's balance of non-performing assets totaled $3.2 million or 0.71 percent of assets at March 31, 2002 and consisted of $1.5 million of non-accruing loans and $1.7 million of real estate owned. The Holding Company's largest non-performing asset currently consists of an office building in Greenville, South Carolina, that is held as real estate owned and accounted for $1.3 million of the real estate

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owned balance at March 31, 2002. The REO property was acquired in connection with the acquisition of Innes Street and is listed for sale with an independent real estate sales agent.

     The Holding Company reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Holding Company maintained valuation allowances of $3.0 million at March 31, 2002, equal to 0.93 percent of net loans receivable and 95.9 percent of non-performing assets.



Funding Composition and Strategy

     Deposits have consistently accounted for the Holding Company's primary source of funds and at March 31, 2002, deposits equaled 89.6 percent of CSBC's interest-bearing funding composition. Exhibit I-13 sets forth the Holding Company's deposit composition for the past three and one-half years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2002. CDs represent the largest component of the Holding Company's deposit composition, with CSBC's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2002, the CD portfolio totaled $239.6 million or 68.0 percent of total deposits and 89.2 percent of the CDs were scheduled to mature in one year or less. As of March 31, 2002, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $52.8 million or 22.0 percent of total CDs. CSBC does not maintain any brokered CDs. Deposit rates offered by the Holding Company are generally in the middle-to-upper end of the range of rates offered by local competitors.

     Lower cost savings and transaction accounts comprise the balance of the Holding Company's deposit composition, with such deposits amounting to $112.5 million or 32.0 percent of total deposits at March 31, 2002. Over the past three and one-half years, the Holding Company's deposit composition has exhibited a shift towards a slightly higher concentration of CDs, which was primarily attributable to the relatively high concentration of CDs that comprised Innes Street's deposit composition. As of March 31, 2002, CDs and transaction and savings

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accounts represented 68.0 percent and 32.0 percent of the Holding Company's total deposits, respectively, versus comparable ratios of 64.9 percent and 35.1 percent at September 30, 1999.

     Borrowings serve as an alternative funding source for the Holding Company to support management of funding costs and interest rate risk. The Holding Company maintained $41.0 million of borrowings at March 31, 2002, slightly below the five and one-half year peak of $42.7 million at March 31, 2002. Borrowings held by the Holding Company at March 31, 2002, consisted of $39.0 million of FHLB advances and $2.0 million of other short-term borrowings. FHLB advances held by the Holding Company consist of fixed rate notes for terms of less than 10 years, some of which have a one-time call provision. CSBC's deposit growth, internal funding and stock proceeds are expected to be adequate enough to fund the substantial portion of the Holding Company's lending and investment activities for the intermediate-term. To the extent additional borrowings are utilized by the Holding Company, such borrowings would most likely consist of FHLB advances. Exhibit I-15 provides detail of the Holding Company's borrowing activities during the past three and one-half years.

Subsidiary

     Citizens South Financial Services, Inc., doing business as Citizens South Investment Services, is the only subsidiary that is maintained by the Bank. Citizens South Investment Services operates as an independent agent selling various non-deposit financial products, including mutual funds and annuities. Citizens South Investment Services also offers wealth management and financial planning services, and expects its offering of these services to increase in the future.

Legal Proceedings

     CSBC is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Holding Company.

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RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

     CSBC conducts operations through nine full service branch offices in the Counties of Gaston, Rowan and Iredell. The main office and five branches are maintained in Gaston County in the towns of Gastonia (main office and two branches), Mount Holly, Dallas and Stanley. Two branch offices are maintained in Rowan County in the towns of Salisbury and Rockwell and one branch office is maintained in Iredell County in the town of Statesville. Gaston County is located in the I-85 corridor, approximate twenty miles west of the regional banking center of Charlotte, North Carolina. The branches offices in Iredell and Rowan Counties were acquired in connection with the acquisition of Innes Street and are located approximate 60 miles northeast of the main office. The Holding Company considers its primary market area to be the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Lincoln and Cleveland, and the South Carolina County of York. Exhibit II-1 provides information on the Holding Company's office facilities.

     The primary market area served by CSBC is viewed as mostly suburban in nature, with economic growth supported by the outward expansion of the Charlotte MSA and the region's accessibility as a major transportation hub. Manufacturing serves as the basis of the local economy, with services and wholesale/retail trade constituting the primary industries of employment diversification. The Holding Company's competitive environment includes a large number of thrifts, commercial banks, and other financial services companies, many of which have a regional or national presence.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Holding Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Holding Company and the relative economic health of the Holding Company's market area.

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RP Financial, LC.
Page 2.2

Market Area Demographics

     Demographic growth in the Holding Company's market area has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. From 1990 through 2001, the primary market area served by CSBC experienced positive growth as measured by population and household growth. All three counties where the Holding Company maintains a branch presence recorded an increase in population since 1990, with Iredell County posting the strongest growth rate (2.9 percent annual growth rate). Growth of the regional economy has been supported by its proximity to Charlotte and its accessibility as a transportation hub, which has spurred economic expansion through attracting businesses to the area's many industrial sites. The regional market area offers immediate access to three Interstate Highways (I-77, I-85 and I-40), as well as two international airports and a rail system. Gaston County is the most populous of the three-county market area, with a 2001 population of 192,000. Population growth rates for both Iredell and Rowan Counties, as well as the State of North Carolina, exceeded the U.S. growth rate, while Gaston County's annual population growth rate of 0.9 percent matched the U.S. growth rate. Projected population growth for the primary market area counties is not expected to vary materially from recent historical trends, with Iredell County's population growth rate projected to remain the strongest among the primary market area counties. Growth in households generally paralleled the population growth rates, with Iredell County exhibiting the highest household growth rate among the primary market area counties.

     Median household and per capita income measures for the primary market area counties indicate that the faster growing Iredell County market is also a slightly more affluent market area, reflecting the impact of the industrial growth that has occurred in the county. Iredell County was the only primary market area county with a higher median household income than the North Carolina median in 2001, while per capita income in all three of the primary market area counties fell below North Carolina's 2001 per capita income. Median household income increased in all three of the primary market area counties over the past eleven years, with annual growth rates ranging from a low of 2.3 percent in Gaston County to a high of 3.0 percent in Iredell County. Consistent with trends reflected during the 1990s, household income growth is projected to be the strongest in Iredell County over the next five years (3.2 percent annual

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Page 2.3







                                (table omitted)

RP Financial, LC.
Page 2.4

growth), followed by Rowan County (1.2 percent annual growth) and Gaston County (0.9 percent annual growth). Household income distribution measures also imply that Iredell County is a more affluent market area, based on the higher percentage of Iredell County households with incomes of $100,000 or more. Based on these demographic trends, the markets served by CSBC are viewed as being conducive for supporting lending and deposit growth opportunities over the next five years, particularly with respect to the relatively attractive demographic characteristics indicated for Iredell County.

National Economic Factors

     The future success of the Holding Company's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, signs of slower economic growth continued to prevail in the second quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. The economic slow down and the general decline in the stock market combined to erode consumer confidence as well. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. Home sales of previously owned homes rose in May 2001 to the third highest monthly level ever recorded and year-to-date sales of existing homes were up 2.6 percent compared to a year ago. The slowing economy also negatively impacted the budget surplus, which declined to $2.5 billion in July 2001, half its prior year level. However, inflation remained in-check, as consumer prices held steady with the support of lower energy prices.

     The September 11, 2001 terrorist attack had negative implications throughout the U.S. economy and increased expectations that a recession was unavoidable. The U.S. economy shrank at a 0.4 percent annual rate in the third quarter of 2001, existing home sales fell 11.7 percent in September and the index of leading economic indicators fell 0.5 percent in September. Consumer confidence in October fell to its lowest level in seven years, as the October unemployment rate hit a five-year high of 5.4 percent. A decline in the manufacturing index for October provided another sign that the economy was continuing to struggle. The Federal Reserve's "beige book" report indicated that economic activity generally remained soft in

RP Financial, LC.
Page 2.5

October and the first half of November, with evidence of additional slowing in most regions of the U.S. Residential mortgage delinquencies rose in the third quarter, reflecting the impact of a rising unemployment rate. The unemployment rate increased to 5.8 percent in December, although increased working hours in the manufacturing sector provided indications of a possible economic rebound.

     Signs of a healing economy became more prominent at the beginning of 2002, as manufacturing showed signs of expanding for the first time in 18 months, GDP growth was slightly positive in the fourth quarter of 2001 and the national unemployment rate declined from 5.8 percent in December 2001 to 5.6 percent in January 2002. January data for industrial production and retail sales provided further signs that the economic recovery was gaining traction and raised hopes that the recession was nearing an end. An upward revision in the fourth quarter GDP, a strong increase in a key manufacturing index for February and a decline in the February unemployment rate signaled that the U.S. economy was recovering more rapidly than expected. Consumer confidence surged in March to its highest level since December 2000, increasing expectations of a broad economic recovery in the U.S.

     The U.S. economy expanded at a 5.6 percent annualized rate in the first quarter of 2002, the fastest pace in two years. However, the breadth of the economic recovery did not appear to be broad based and showed signs of stalling, as corporate profits remained depressed and pessimism about the economic outlook continued to restrain capital spending and hiring. Economic data for April 2002 provided indications that the economic recovery was tapering off in the second quarter, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. While the labor market added jobs in April, the unemployment rate rose from 5.7 percent in March to 6.0 percent in April, its highest level in nearly eight years. Notwithstanding the jump in the unemployment rate, consumer confidence remained high and retail sales surged higher than expected in April. The upswing in the economy continued into May 2002 based on an increase in manufacturing activity, but most factories remained reluctant to add workers. While the labor market grew meagerly in May, which reduced the unemployment rate to 5.8, the recovery in employment continued to trail the rest of the economy.

     Interest rates generally trended lower through most of 2001. Concerns of a slumping

RP Financial, LC.
Page 2.6

economy prompted the Federal Reserve to reduce the overnight federal funds rate by 50 basis points in early-January 2001, which was followed by ten more rate cuts over the course of 2001. In total, the eleven rate cuts by the Federal Reserve sliced the target federal funds rate from 6.50 percent to 1.75 percent and provided for a reversion to a normal yield curve. The rate cuts implemented throughout 2001 served to widen the gap between short-and long-term interest rates as the year progressed and provided for a general decline in consumer loan rates. Lower mortgage rates spurred peak lending volumes for 1-4 family lenders, as the result of both refinancing activity as well as strong demand for new home purchases.

     Expectations of a slow economic recovery and low inflation provided for a stable interest rate environment at the beginning of 2002. The Federal Reserve left interest rates unchanged at its late-January meeting, based on indications that the economy stopped shrinking at the end of last year. After stabilizing through mid-February, interest rates moved higher in late-February and early-March as the economic rebound increased expectations that the Federal Reserve may raise interest rates by mid-year to keep inflation in check. The upward trend interest rates continued to prevail through most of March, as the Federal Reserve left interest rates unchanged at its mid-March meeting and indicated a shift in its policy directive to a neutral stance from one that favored additional easing.

     Interest rates eased lower at the beginning of the second quarter of 2002, as the economic recovery showed signs of faltering and the Federal Reserve indicated that a near term rate increase was becoming increasingly unlikely based on the continued uncertainty about the strength of the economic recovery. In fact, at its early-May meeting, the Federal Reserve left rates at a 40-year low, saying that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through May and into-early June, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment haven. As of June 14, 2002, one- and ten-year U.S. government bonds were yielding 2.05 percent and 4.89 percent, respectively, versus comparable year ago yields of 3.56 percent and 5.26 percent. Exhibit II-2 provides historical interest rate trends from 1991 through June 14, 2002

RP Financial, LC.
Page 2.7

Local Economy

     Manufacturing jobs serve as the basis of the regional economy, producing such goods as textiles, apparel, fabricated metals, machinery, chemicals and automotive transportation equipment. Services and wholesale/retail trade represent the primary area of employment diversification in all three of the primary market area counties. Gaston County is one of the state's largest textile producers and textile manufacturers maintain a presence throughout the three-county primary market area. Other major sources of employment in the three-county market area include manufacturers of automotive machinery, hospitals, local government and school systems, and the corporate headquarters of Food Lion which is based in Rowan County. While growth in the regional market area has facilitated greater diversification in the local economy, the large presence of manufacturing increases the local economy's exposure to a downturn in the national economy compared to more economically diversified markets such as Charlotte.

     Comparative unemployment rates for the primary market area, as well as for the U.S. and North Carolina, are shown in Table 2.2. April 2002 unemployment rates show that Gaston and Iredell Counties maintained higher unemployment rates compared to the U.S. unemployment rate of 5.7 percent, but only Gaston County's unemployment rate of 7.5 percent exceeded North Carolina's unemployment rate of
6.5 percent. Consistent with the U.S. and the State of North Carolina, current unemployment rates for all three of the primary market area counties were higher compared to a year ago. The rise in the local unemployment rates reflect the influence of the slow down in the national economy on the local manufacturing industries, as layoffs in the textile and transportation equipment industries have contributed to the rise in unemployment in the primary market area counties.

RP Financial, LC.
Page 2.8

                                    Table 2.2
                             Unemployment Trends(1)

                                           April 2001           April 2002
                  Region                  Unemployment         Unemployment
                  ------                  ------------         ------------
                  United States                4.2%                 5.7%
                  North Carolina               4.7                  6.5
                  Gaston County                6.3                  7.5
                  Iredell County               4.5                  6.4
                  Rowan County                 4.7                  5.6

                   (1)     Unemployment rates have not been seasonally adjusted.

                  Source:  U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

     Competition among financial institutions in the Holding Company's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Holding Company's products and services is expected to remain highly competitive in the future. Among the Holding Company's competitors are much larger and more diversified institutions, which have greater resources than maintained by CSBC. Financial institution competitors in the Holding Company's primary market area includes other locally based thrifts and banks, as well as regional, super regional and national banks. From a competitive standpoint, CSBC has sought to emphasize its community orientation in the markets served by its branches.

     The Holding Company's retail deposit bases are closely tied to the economic fortunes of the regional market area and, in particular, the areas of the region that are nearby to one of CSBC's nine branches. Table 2.3 displays deposit market trends from June 30, 1998 through June 30, 2001 for the three counties where the Holding Company maintains branches. Prior to the acquisition of Innes Street Financial and its wholly-owned bank subsidiary, Citizens Bank, all of the Holding Company's branches were maintained in Gaston County. Accordingly, the deposit market share data indicated for Iredell and Rowan Counties reflects deposit activity of the Citizens Bank branches prior to the completion of the acquisition. The data indicates that deposit growth in the Holding Company's primary market area has been positive, although less

RP Financial, LC.
Page 2.9







                                (table omitted)

RP Financial, LC.
Page 2.10

than the overall growth rate posted by banks and thrifts in the State of North Carolina. Deposits maintained by all commercial banks and thrifts in North Carolina increased at an annual rate of 12.7 percent from June 30, 1998 through June 30, 2001, as the result of growth in commercial bank deposits. Comparatively, North Carolina savings institutions experienced a decline in deposits, which was largely attributable to the consolidation of savings institutions into commercial banks. However, savings institutions experienced positive deposit growth in all three of primary market area counties that are served by the Holding Company's branches.

     CSBC's largest balance and largest market share of deposits is maintained in Gaston County, where the Holding Company is headquartered. The Holding Company's $182.1 million of deposits at the Gaston County branches represented a
10.5 percent market share of thrift and bank deposits at June 30, 2001. CSBC's
7.4 percent annual deposit growth rate outpaced Gaston County's overall deposit growth rate of 3.0 percent, which translated into an increase in deposit market share from 9.3 percent to 10.5 percent over the three-year period covered in Table 2.3. Growth in deposit market share was in part supported by increasing the number of branches maintained in Gaston County from four to six during the three year period.

     From June 30, 1998 through June 30, 2001, annual deposit growth rates for the branch maintained in Iredell County and two branches maintained in Rowan County equaled 1.6 percent and 1.9 percent, respectively. Comparable deposit growth rates for all banks and thrift branches maintained in Iredell and Rowan Counties equaled 8.7 percent and 4.3 percent, respectively. Accordingly, the Iredell County branch experienced a decline in deposit market share from 4.7 percent at June 30, 1998 to 4.2 percent at June 30, 2001. Over the same time period, the deposit market share for the two Rowan County branches declined from
13.8 percent to 13.0 percent.

     In addition to the deposit growth that was realized by the acquisition of Innes Street, the Holding Company should also continue to benefit from its favorable image as a locally-owned and community-oriented institution, as the trend of consolidation among financial institutions is expected to provide CSBC with additional opportunities to acquire customers, facilities and key personnel that become available as the result of community banks being acquired. Future deposit growth may also be enhanced by the infusion of the conversion proceeds, as the additional capital will improve CSBC's competitive position and leverage capacity. Deposit

RP Financial, LC.
Page 2.11

growth could also be enhanced by possible expansion of the branch network, either through establishing additional branch sites or through acquisition.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of CSBC's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of CSBC is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to CSBC, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 248 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

RP Financial, LC.
Page 3.2

differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since CSBC will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 13 institutions with characteristics similar to those of CSBC. In the selection process, we applied two "screens" to the universe of all public companies:

     . Screen #1. North Carolina institutions with assets between $250 million and $750 million and tangible equity-to-assets ratios of greater than
         6.0 percent. One company met the criteria for Screen #1 and was included in the Peer Group: Cooperative Bancshares. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts in North Carolina.

     . Screen #2. Southeast institutions with assets between $250 million and $750 million, tangible equity-to-assets ratios between 8.0 percent and
         20.0 percent, and positive core return on equity ratios between 5.0 percent and 10.0 percent. Three companies met the criteria for Screen #2 and all were included in the Peer Group: Acadiana Bancshares, Inc. of Louisiana, Community Financial Corp. of Virginia, and First Federal Bancshares of Arkansas. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

     . Screen #3. Midwest institutions with assets between $250 million and $750 million, tangible equity-to-assets ratios between 8.0 percent and
         20.0 percent, and positive core return on equity ratios between 5.0 percent and 10.0 percent. Nine companies met the criteria for Screen #2 and all were included in the Peer Group: Citizens First Financial Corp. of Illinois, EFC Bancorp, Inc. of Illinois, First Capital, Inc. of Indiana, First SecurityFed Financial, Inc. of Illinois, Guaranty Federal Bancshares of Missouri, HMN Financial, Inc. of Minnesota, HopFed Bancorp of Kentucky, LSB Financial Corp. of Lafayette Indiana, and Peoples Community Bancorp of Ohio. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

     Table 3.1 shows the general characteristics of each of the thirteen Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and CSBC, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of CSBC's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Page 3.3

                                    Table 3.1
                     Peer Group of Publicity-Traded Thrifts
                                June 17, 2002(1)







                                (table omitted)

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RP Financial, LC.
Page 3.4

     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

..    Acadiana Bancshares, Inc of LA. Selected due to similar tangible capital position, comparable interest-earning asset composition, comparable return on average assets, similar level of operating expenses and favorable credit quality measures.

..    Citizens First Fin. Corp. of IL. Selected due to similar tangible capital position, comparable return on average assets and comparable concentration of 1-4 family permanent mortgage loans.

..    Community Fin. Corp. of VA. Selected due to comparable funding composition, similar earnings contribution from sources of non-interest operating income and favorable credit quality measures.

..    Cooperative Bancshares of NC. Selected due to North Carolina market area, comparable asset size, similar tangible capital position, comparable funding composition and favorable credit quality measures.

..    EFC Bancorp, Inc. of Elgin IL. Selected due to comparable size of branch network, comparable interest-earning asset composition and favorable credit quality measures.

..    First Capital, Inc. of IN. Selected due to same size of branch network, comparable interest-earning asset composition, similar funding composition, comparable lending emphasis on commercial real estate and commercial business loans and favorable credit quality measures.

..    First Fed. Bancshares of AR. Selected due to comparable interest-earning asset composition, similar funding composition, comparable lending emphasis on commercial real estate and commercial business loans and favorable credit quality measures.

..    First SecurityFed Fin. of IL. Selected due to comparable asset size and favorable credit quality measures.

..    Guaranty Fed. Bancshares of MO. Selected due to same size of branch network, comparable asset size and favorable credit quality measures.

..    HMN Financial, Inc. of MN. Selected due to comparable degree of diversification into higher risk types of lending and favorable credit quality measures.

..    HopFed Bancorp of KY. Selected due to similar funding composition, comparable lending emphasis on commercial real estate and commercial business loans and favorable credit quality measures.

..    LSB Fin. Corp. of Lafayette IN. Selected due to similar tangible capital position, comparable level of operating expenses and favorable credit quality measures.

..    Peoples Community Bancorp of OH. Selected due to comparable asset size, similar size of branch network, similar tangible capital position and comparable return on average assets.

RP Financial, LC.
Page 3.5

     In aggregate, the Peer Group companies maintain a comparable level of capital as the industry average (10.55 percent of assets versus 10.32 percent for all public companies), generate slightly higher earnings as a percent of average assets (0.81 percent core ROAA versus 0.73 percent for all public companies), and generate a slightly lower ROE (7.41 percent core ROE versus 7.48 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

                                                     All
                                                Publicly-Traded       Peer Group

         Financial Characteristics (Averages)

         Assets ($Mil)                             $  1,921          $    437
         Market capitalization ($Mil)              $    271          $     52
         Equity/assets (%)                           10.32%            10.55%
         Core return on assets (%)                    0.73%             0.81%
         Core return on equity (%)                    7.48%             7.41%

         Pricing Ratios (Averages)(1)
         -------------------------
         Core price/earnings (x)                     16.97x            16.02x
         Price/book (%)                             134.19%           112.84%
         Price/assets (%)                            13.48%            11.93%

         (1)      Based on market prices as of June 14, 2002.


     Ideally, the Peer Group companies would be comparable to CSBC in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to CSBC, as will be highlighted in the following comparative analysis.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for CSBC and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Holding Company's and the Peer Group's ratios reflect balances as of March 31, 2002, unless indicated otherwise for the Peer Group companies. CSBC's equity-to-assets ratio of 9.5 percent was slightly below the Peer Group's average net worth ratio of 10.5 percent. However, on a tangible capital basis, the gap between the Holding Company's and the Peer

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Page 3.6

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 2002







                                (table omitted)

RP Financial, LC.
Page 3.7

Group's capital ratios became more significant. Tangible equity-to-assets ratios for the Holding Company and the Peer Group equaled 7.6 percent and 10.5 percent, respectively, reflecting the more significant impact of goodwill and intangibles on CSBC's balance sheet that was created in connection with the acquisition of Innes Street. However, the Holding Company's pro forma tangible capital position will increase with the addition of stock proceeds and will likely exceed the Peer Group's ratio following the conversion. The increase in CSBC's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Holding Company's higher pro forma capitalization will also initially depress its return on equity. Both the Holding Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group's ratios currently exceeding the Holding Company's ratios. On a pro forma basis, the Holding Company's surpluses will be more comparable to the Peer Group's, as approximately 50.0 percent of the net conversion proceeds will be infused into Citizen Bank as additional capital.

         The interest-earning asset compositions for the Holding Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for CSBC and the Peer Group. The Peer Group maintained a higher concentration of loans as a percent of assets than CSBC (75.9 percent versus 73.0 percent for the Peer Group), while the Holding Company's cash and investments-to-assets ratio was also slightly lower than the comparable ratio for the Peer Group (19.4 percent versus 20.4 percent for the Peer Group). Overall, CSBC's interest-earning assets amounted to 92.4 percent of assets, which was somewhat below the comparable Peer Group ratio of 96.3 percent. Goodwill and intangibles, equal to 2.0 percent of assets at March 31, 2002, and the cash value of life insurance policies, equal to 1.5 percent of assets at March 31, 2002, were factors that accounted for the Holding Company's lower ratio of interest-earning assets.

         CSBC's funding liabilities reflected some differences relative to that of the Peer Group's funding composition. The Holding Company's deposits equaled
79.4 percent of assets, which was above the Peer Group average of 67.5 percent. Comparatively, borrowings accounted for a lower portion of the Holding Company's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 9.3 percent and 23.1 percent for CSBC and the Peer Group,

RP Financial, LC.
Page 3.8

respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 88.7 percent and 88.2 percent for CSBC and the Peer Group, respectively.

         A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Holding Company's IEA/IBL ratio is lower than the Peer Group's ratio, based on respective ratios of 104.2 percent and 109.2 percent. The additional capital realized from stock proceeds should provide CSBC with an IEA/IBL ratio that is more comparable to the Peer Group's IEA/IBL ratio, as the increase in capital realized from CSBC's stock offering will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on annual growth for the twelve months ended March 31, 2002. Asset growth rates of positive 65.3 percent and positive 7.8 percent were posted by the Holding Company and the Peer Group, respectively, with the Holding Company's significantly higher growth rate supported by the growth realized from the acquisition of Innes Street. CSBC's asset growth was realized through a 96.4 percent increase in loans, as the funding of the cash acquisition resulted in a slight decline in the cash and investments balance. Comparatively, asset growth for the Peer Group showed growth in loans and cash and investments, with a higher growth rate indicated for cash and investments. Overall, the growth provided by the Innes Street acquisition should support greater earnings growth relative to the earnings growth generated from the Peer Group's asset growth measures. Following the conversion, CSBC's leverage capacity will be somewhat greater than the Peer Group's.

         Deposit growth for the Holding Company funded asset growth as well as a reduction in borrowings, while growth in both deposits and borrowings were utilized to fund the Peer Group's asset growth. The Holding Company's significantly higher deposit growth rate of 95.2 percent, versus 12.5 percent for the Peer Group, was again supported by acquisition related growth. Capital growth rates posted by the Holding Company and the Peer Group equaled positive
4.2 percent and positive 1.0 percent, respectively. Factors contributing to the Holding Company's higher capital growth rate, despite a lower return on average assets ratio, included maintenance of a lower capital position and the payment of cash dividends on only the shares

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Page 3.9

held by the public stockholders. However, more significantly, as the result of the goodwill and intangibles created by the acquisition of Innes Street, the Holding Company experienced a 17.3 percent decline in tangible net worth for the twelve month period, versus a 1.6 percent increase recorded by the Peer Group. The increase in capital realized from conversion proceeds, as well as dividend payments on 100 percent of the stock outstanding will be limiting factors on the Holding Company's capital growth rate initially following the stock offering.

Income and Expense Components

         CSBC and the Peer Group reported net income to average assets ratios of
0.65 percent and 0.90 percent, respectively (see Table 3.3), based on earnings for the twelve months ended March 31, 2002, unless indicated otherwise for the Peer Group companies. A higher net interest margin and a lower level of operating expenses primarily accounted for the Peer Group's higher return, which was partially offset by the Holding Company's lower loss provisions, higher level of non-interest operating income and lower effective tax rate. As set forth in Chapter I, earnings ratios for the Holding Company are based on average assets calculated on quarter end assets over the past five quarters, of which two quarters included the higher asset balance that resulted from the acquisition of Innes Street. However, since the acquisition became effective on December 31, 2001, the earnings for the twelve month period ending March 31, 2002 includes only one quarter of the incremental increase in earnings that was provided by the acquisition of Innes Street. Accordingly, in assessing CSBC's earnings strength relative to the Peer Group's, the downward effect on the Holding Company's return on assets ratio as well as its other income and expense ratios will be taken into consideration in the valuation adjustments applied in Chapter IV.

         The Peer Group's stronger net interest margin resulted from a higher interest income ratio, which was partially offset by the Holding Company's lower interest expense ratio. The Peer Group's higher interest income ratio was realized through maintaining a higher yield on interest-earning assets (6.63 percent versus 6.42 percent for the Holding Company) and a higher level of interest-earning assets as a percent of total assets (96.3 percent versus 92.4 percent for the Holding Company). The lower interest expense ratio posted by the Holding Company was

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1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
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                                (table omitted)

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supported by its lower cost of funds (3.82 percent versus 4.00 percent for the
Peer Group), as CSBC and the Peer Group maintained comparable levels of interest-bearing liabilities as a percent of assets (88.7 percent versus 88.2 percent for the Peer Group). Overall, CSBC and the Peer Group reported net interest income to average assets ratios of 2.53 percent and 3.17 percent, respectively.

         In another key area of core earnings strength, the Holding Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Holding Company and the Peer Group reported operating expense to average assets ratios of 2.55 percent and 2.20 percent, respectively. The Holding Company's higher operating expense ratio was in part attributable to the more significant impact of goodwill amortization on CSBC's earnings. Another factor contributing to the Holding Company's higher operating expense ratio was maintenance of a funding composition with a higher concentration of deposits, which are more costly to service than borrowings. Notwithstanding the Peer Group's lower operating expense ratio, the Holding Company was slightly more efficient than Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.6 million for the Holding Company, versus a comparable measure of $4.1 million for the Peer Group. On a post-offering basis, the Holding Company's operating expenses can be expected to increase with the addition of the stock benefit plans that will implemented in connection with the second step conversion offering. At the same time, CSBC's capacity to leverage operating expenses will be greater following the increase in capital realized from the infusion of net conversion proceeds.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Holding Company earnings strength was less favorable than the Peer Group's. Expense coverage ratios posted by CSBC and the Peer Group equaled 0.99x and 1.44x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

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Page 3.12

         Sources of non-interest operating income provided a more significant contribution to the Holding Company's earnings, with such income amounting to
0.98 percent and 0.44 percent of CSBC's and the Peer Group's average assets, respectively. While CSBC's higher concentration of deposits funding assets contributed to its higher operating expense ratio, the fees generated from the deposits also contributed to its higher level of non-interest operating income. Taking non-interest operating income into account in comparing the Holding Company's and the Peer Group's earnings, CSBC's efficiency ratio of 69.5 percent was less favorable than the Peer Group's efficiency ratio of 59.6 percent.

         Loan loss provisions had a larger impact on the Peer Group's earnings, amounting to 0.19 percent and 0.05 percent of the Peer Group's and CSBC's average assets, respectively. The higher level of loss provisions indicated for the Peer Group average was largely the result of the significant loss provisions established by one company in the Peer Group, Peoples Community Bancorp of Ohio, which established loss provisions equal to 1.09 percent of average assets.

         Net gains made a slightly larger contribution to the Peer Group's earnings, with such gains amounting to 0.11 percent and 0.03 percent of average assets for the Peer Group and CSBC, respectively. Given the less predictable and more non-recurring nature of gains and losses resulting from the sale of loans and investments, as well as other assets, the net gains reflected in the Holding Company's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Holding Company's or the Peer Group's earnings.

         Taxes were a slightly larger factor in the Peer Group's earnings, as CSBC and the Peer Group posted effective tax rates of 31.88 percent and 34.25 percent, respectively.

Loan Composition

         Table 3.4 presents data related to the loan composition of CSBC and the Peer Group. In comparison to the Peer Group, the Holding Company's loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (47.4 percent versus 53.6 percent for the Peer Group). A higher concentration of 1-4 family loans substantially accounted for the Peer Group's higher ratio, as CSBC and the

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1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
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                                (table omitted)

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Page 3.14

Peer Group maintained comparable ratios of mortgage-backed securities (5.2 percent of assets versus 5.4 percent for the Peer Group). Loans serviced for others represented a slightly larger off-balance sheet item for the Holding Company, equaling $39.8 million and $28.2 million for CSBC and the Peer Group, respectively. However, both the Holding Company's and the Peer Group's relatively low balances of loans serviced for others imply an operating philosophy of typically retaining 1-4 family loan originations for investment or, as is the case with CSBC, not retaining the servicing on fixed rate loan originations either through selling the loans servicing released or closing the loans in a third party name. The Holding Company's and the Peer Group's low balance of loans serviced for others translated into modest balances of servicing intangibles, as servicing assets equaled 0.11 percent and 0.08 percent of the Holding Company's and the Peer Group's assets, respectively.

         Diversification into higher risk types of lending was more significant for Holding Company, largely on the basis of its greater diversification into consumer loans. However, the major potion of the Holding Company's consumer loan portfolio consists of loans secured by 1-4 family properties, which are generally viewed as lower credit risk loans compared to consumer loans that are secured by other types of collateral or are unsecured personal loans. Consumer loans equaled 14.8 percent of the Holding Company's assets, which was significantly above the comparable Peer Group ratio of 4.0 percent. The Peer Group's lending diversification consisted primarily of commercial real estate/ multi-family loans and construction/land loans, with those portfolios equaling
14.1 percent and 7.4 percent of assets, respectively. Beyond consumer loans, lending diversification for the Holding Company consisted primarily of commercial business loans (7.0 percent of assets) and commercial real/multi-family loans (6.0 percent of assets). Commercial business loans represented a minor area of lending diversification for the Peer Group, equaling
3.0 percent of assets. Overall, the Holding Company's more significant lending diversification and the Peer Group's higher concentration of loans comprising total assets translated into comparable risk-weighted assets-to-assets ratios of
64.8 percent for CSBC and 64.6 percent for the Peer Group, with both ratios exceeding the comparable ratio for all publicly-traded companies of 59.9 percent. Both the Holding Company's and the Peer Group's loan portfolio compositions indicated more significant lending diversification into higher risk types of lending compared to all publicly-traded thrifts, on average.

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Page 3.15

Interest Rate Risk

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Holding Company versus the Peer Group. In terms of balance sheet composition, CSBC's interest rate risk characteristics were considered to be less favorable than the Peer Group's, as implied by the Peer Group's higher tangible equity-to-assets and IEA/IBL ratios. A lower level of non-interest earning assets also represented an advantage for the Peer Group with respect to limiting interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Holding Company with tangible equity-to-assets and IEA/IBL ratios that are more comparable to the Peer Group's ratios, although the Holding Company will continue to maintain a higher ratio of non-interest earning assets compared to the Peer Group.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for CSBC and the Peer Group. In general, the relative fluctuations in the Holding Company's and the Peer Group's net interest income to average assets ratios implied there was a greater degree of interest rate risk associated with the Holding Company's net interest income, based on the greater volatility indicated for the quarterly changes in CSBC's net interest income measures. The stability of the Holding Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of CSBC's assets. Additionally, the significant changes indicated in the Holding Company's quarterly net interest income ratios for the quarters ending December 31, 2001 and March 31, 2002 were mostly related to the impact of the purchase accounting acquisition of Innes Street, as opposed to interest rate fluctuations impacting yields and costs. Accordingly, going forward, quarterly changes in the Holding Company's net interest income ratios should be more comparable to the Peer Group measures.

Credit Risk

         The Holding Company's credit risk exposure appears to be somewhat similar to the Peer Group's, on average, based on their comparable ratios of non-performing assets and reserves as a

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Arlington, Virginia 22209
(703) 528-1700
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                                (table omitted)

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percent of non-performing assets. As shown in Table 3.6, the Holding Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.71 percent of assets, which approximated the comparable Peer Group ratio of 0.70 percent. The Holding Company maintained a lower non-performing loans/loans ratio than the Peer Group (0.45 percent versus 0.77 percent for the Peer Group), as real estate owned comprised a higher portion of the Holding Company's non-performing assets balance (0.38 percent of assets versus 0.06 percent of assets for the Peer Group). The Holding Company and the Peer Group maintained comparable levels of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (95.9 percent versus 107.3 percent for the Peer Group) and as a percent of non-performing loans (208.1 percent versus 192.1 percent for the Peer Group). Loss reserves maintained as percent of loans were slightly higher for the Holding Company, equaling 0.93 percent and 0.76 percent of loans receivable for the Holding Company and the Peer Group, respectively. Net loan charge-offs were not considered to be material for either the Holding Company or the Peer Group.

Summary

         Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of CSBC. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Page 3.18







                                (table omitted)

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Page 4.1


                             IV. VALUATION ANALYSIS


Introduction

     This chapter presents the valuation analysis and methodology used to determine CSBC's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS, particularly regarding selection of the Peer Group, fundamental analysis on both the Holding Company and the Peer Group, and determination of the Holding Company's pro forma market value utilizing the market value approach.


Appraisal Guidelines

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or are in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot

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Page 4.2

possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Holding Company's operations and financial condition; (2) monitor the Holding Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Holding Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including CSBC's value, or CSBC's value alone. To the extent a change in factors impacting the Holding Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Holding Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Holding Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of

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Page 4.3

earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of CSBC coming to market at this time.


1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Holding Company's and the Peer Group's financial strength are noted as follows:


     . Overall A/L Composition. Loans funded by retail deposits were the primary components of both CSBC's and the Peer Group's balance sheets. The Peer Group's interest-earning asset composition exhibited a slightly higher concentration of loans, while CSBC's loan portfolio composition exhibited a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Holding Company's and the Peer Group's asset compositions translated into similar risk weighted assets-to-assets ratios, which both exceeded the comparable ratio for all publicly-traded thrifts. CSBC's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Holding Company maintained a lower level of interest-earning assets and a comparable level of interest-bearing liabilities relative to the Peer Group's measures, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Holding Company's IEA/IBL ratio to a ratio that is more comparable to the Peer Group's ratio, although the Holding Company will continue to maintain a higher level of non-interest earning assets compared to the Peer Group, which is due in part to the larger impact of goodwill and intangibles on the Holding Company's balance sheet. For valuation purposes, RP Financial concluded that a slight downward adjustment was warranted for the Holding Company's overall asset/liability composition.

     . Credit Quality. The Holding Company and the Peer Group maintained comparable non-performing assets-to-assets ratios and comparable reserves as a percent of non-performing assets and non-performing loans, while the Holding Company maintained higher loss reserves as a percent of net loans receivable. CSBC and the Peer Group maintained similar risk weighted assets-to-assets ratios and net charge-offs were not a material factor for either CSBC or the Peer Group.

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Page 4.4

          Overall, in comparison to the Peer Group, the Holding Company's measures imply a comparable degree of credit exposure and, thus, RP Financial concluded that no adjustment was warranted for the Holding Company's credit quality.

     . Balance Sheet Liquidity. The Holding Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (19.4 percent of assets versus 20.4 percent for the Peer Group). Following the infusion of stock proceeds, the Holding Company's cash and investments ratio is expected to increase as the proceeds retained at the Holding Company level are anticipated to be initially deployed into investments. CSBC's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Holding Company and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Holding Company was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for this factor.

     . Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Holding Company and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. The Holding Company's overall funding composition provided for a lower cost of funds than maintained by the Peer Group. In total, the Holding Company maintained a similar level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Holding Company's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets to a ratio that is lower than Peer Group's ratio. Overall, RP Financial concluded that a slight upward adjustment was warranted for CSBC's funding composition.

     . Capital. The Holding Company operates with a lower pre-conversion capital ratio than the Peer Group, with the gap becoming more significant on a tangible capital basis. After factoring in stock proceeds, the Holding Company's tangible capital position is expected to exceed the Peer Group's ratio. The Holding Company's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Holding Company's pro forma capital position.

     On balance, CSBC's balance sheet strength was considered to be more favorable than the Peer Group's, as implied by the Holding Company's more favorable funding composition and pro forma capital strength. The upward adjustment applied for the Holding Company's balance sheet strength was partially negated by the Peer Group's more favorable overall asset/liability composition. Accordingly, we concluded that a

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Page 4.5


     slight upward valuation adjustment was warranted for the Holding Company's financial condition.


2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     . Reported Earnings. The Holding Company recorded lower earnings on a ROAA basis (0.65 percent of average assets versus 0.90 percent for the Peer Group). A stronger net interest margin and lower level of operating expenses largely accounted for the Peer Group's more favorable reported earnings. A higher level of net gains was also a factor that contributed to the Peer Group's higher return. A higher level of non-interest operating income, lower loss provisions and a lower effective tax rate represented earnings advantages for the Holding Company. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Holding Company's earnings, with the benefit of reinvesting proceeds expected to be slightly offset by higher operating expenses associated with implementation of the stock benefit plans. The Holding Company's earnings will also benefit from the increase in earnings provided by the acquisition of Innes Street, as the impact of the acquisition is included in only one quarter of the Holding Company's earnings for the twelve months ended March 31, 2002. Overall, after factoring the pro forma impact of the conversion and the acquisition of Innes Street, CSBC's lower reported earnings warranted a slight downward adjustment for valuation purposes.

     . Core Earnings. Both the Holding Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Holding Company operated with a lower net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Holding Company's lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (0.99x versus 1.44x for the Peer Group). Likewise, as the result of the Holding Company's lower net interest margin and higher level of operating expenses, the Peer Group's efficiency ratio was more favorable than the Holding Company's (59.6 percent versus 69.5 percent for the Holding Company). Loss provisions had a slightly larger impact on the Peer Group's earnings. Overall, these measures, as well as the expected earnings benefits the Holding Company should realize from the redeployment of stock proceeds into interest-earning assets and the acquisition of Innes Street,

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Page 4.6

          indicated that CSBC's core earnings were not as strong as the Peer Group's and a slight downward adjustment was warranted for the Holding Company's core earnings.

     . Interest Rate Risk. Quarterly changes in the Holding Company's and the Peer Group's net interest income to average assets ratios indicated a greater degree of volatility in the Holding Company's net interest margin, which was mostly related to the net interest margin impact resulting from the acquisition of Innes Street. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Holding Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should approximate the Peer Group's ratios, although the Holding Company's pro forma ratio of non-interest earning assets will continue to exceed the Peer Group's ratio. Accordingly, RP Financial concluded that a slight downward adjustment was warranted for the higher degree of interest rate risk exposure associated with the Holding Company's earnings.

     . Credit Risk. Loan loss provisions were a larger factor in the Peer Group's earnings (0.19 percent of average assets versus 0.05 percent for the Holding Company). In terms of future exposure to credit quality related losses, both the Holding Company's and the Peer Group's operating strategies and credit quality measures indicated comparable credit risk exposure. Lending diversification into higher risk types of loans was slightly greater for the Holding Company, while the Peer Group maintained a slightly higher ratio of total loans-to-assets. The Holding Company's and the Peer Group's credit quality measures indicated similar ratios of non-performing assets-to-assets and comparable reserve coverage ratios as a percent of non-performing assets and non-performing loans. The Holding Company maintained slightly higher reserves as a percent of loans receivable. Overall, RP Financial concluded that no adjustment was warranted for this factor.

     . Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Holding Company's acquisition of Innes Street will facilitate earnings growth above the earnings growth that will be provided by the lower asset and loan growth measures indicated for Peer Group. Second, following the infusion of stock proceeds, the Holding Company's earnings growth potential with respect to leverage capacity will be greater than the Peer Group's. Lastly, opportunities for lending and deposit growth in the Holding Company's market area are considered to be similar to the primary market areas served by the Peer Group companies in general (see Exhibit III-5). Overall, the Holding Company's earnings growth potential appears to be more favorable than the Peer Group's, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

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Page 4.7

     . Return on Equity. The Holding Company's return on equity will be below the comparable averages for the Peer Group and the industry, owing to CSBC's higher pro forma capital position and lower core earnings. In view of the lower capital growth rate that will be imposed by CSBC's lower ROE, we concluded that a moderate downward adjustment was warranted for the Holding Company's ROE.

     Overall, in light of the Peer Group's more favorable reported and core earnings, greater interest rate risk exposure and expected lower return on equity, which was partially offset by the Holding Company's more favorable earnings growth potential, RP Financial concluded that a slight downward valuation adjustment was warranted for the Holding Company's profitability, growth and viability of earnings.


3.   Asset Growth

     CSBC's asset growth was significantly higher than the Peer Group's during the period covered in our comparative analysis (65.3 percent growth rate versus
7.8 percent for the Peer Group), which was supported by acquisition related growth. On a pro forma basis, the Holding Company's tangible equity-to-assets ratio is expected to greater than the Peer Group's, resulting in slightly greater leverage capacity for CSBC. The general demographic and competitive nature of the markets served by the Holding Company and the Peer Group are considered to be fairly comparable with respect to opportunities to grow the balance sheet through retail growth. Accordingly, on balance, we believe a slight upward adjustment was warranted for this factor.


4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in close proximity to Charlotte, the Holding Company faces significant competition for loans and deposits from larger financial institutions, many of which provide a broader array of services and have significantly larger branch networks than maintained by the Holding Company. CSBC's primary market area for deposits and loans is considered to be the Central Piedmont region of North and South Carolina, which includes the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Lincoln and Cleveland, and the

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RP Financial, LC.
Page 4.8

South Carolina County of York. In conjunction with the national recession, the regional market served by the Holding Company's experienced an economic slow down, particularly in the manufacturing sector that serves as the basis of the local economy. However, demographic growth trends show favorable population and household growth rates for the market area counties where CSBC maintains a branch presence, particularly in Iredell and Rowan Counties. Per capita and household income measures indicate that the Holding Company operates in a less affluent market area relative to primary market areas served by the Peer Group companies in general.

     Overall, the markets served by the Peer Group companies were viewed as having favorable growth characteristics. The primary markets served by the Peer Group companies have on average experienced comparable population growth as Gaston County. With the exception of Cook County in Illinois, which includes the City of Chicago, the population sizes of the markets served by the Peer Group companies were also comparable to Gaston County. The median deposit market share maintained by the Peer Group companies was less than the Holding Company's market share of deposits in Gaston County. In general, the degree of competition faced by the Peer Group companies was considered to be comparable to the competitiveness of the Holding Company's primary market area and the growth potential of the markets served by the Peer Group companies was also considered to be not materially different compared to the potential growth opportunities provided by the Holding Company's primary market area. Summary demographic and deposit market share data for the Holding Company and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, April 2002 unemployment rates for the markets served by the Peer Group companies were lower compared to the Gaston County unemployment rate. On balance, we concluded that no adjustment was appropriate for the Holding Company's market area.

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RP Financial, LC.
Page 4.9

                                    Table 4.1
                         Market Area Unemployment Rates
       Citizens South Banking Corporation and the Peer Group Companies (1)

                                                                  April 2002
                                               County            Unemployment
                                               ------            ------------

     Citizens South - NC                       Gaston                7.5%

     The Peer Group
     --------------

     Acadiana Bancshares - LA                  Lafayette             3.7%
     Citizens First Financial - IL             McLean                2.5
     Community Fin. Corp. - VA                 Staunton              3.1
     Cooperative Bancshares - NC               New Hanover           6.1
     EFC Bancorp, Inc. - IL                    Kane                  6.3
     First Capital, Inc. - IN                  Harrison              3.7
     First Federal Bancshares - AR             Boone                 5.6
     First SecurityFed Financial - IL          Cook                  6.8
     Guaranty Federal Bancshares - MO          Greene                3.8
     HMN Financial, Inc. - MN                  Olmsted               3.7
     HopFed Bancorp - KY                       Christian             4.6
     LSB Financial Corp. - IN                  Tippecanoe            3.6
     Peoples Community Bancorp - OH            Butler                4.2

     (1)Unemployment rates are not seasonally adjusted.

     Source:  U.S. Bureau of Labor Statistics.


5.   Dividends

     The Holding Company has indicated its intention to pay an annual cash dividend. At this time, the Holding Company has indicated that the annual dividend payment will approximate $0.20 per share at the midpoint of the valuation range, which would provide for a yield of 2.0 percent based on the $10.00 per share initial offering price. As set forth in the prospectus, the indicated annual dividend would range from $0.23 per share at the minimum of the valuation range to $0.15 per share at the supermaximum of the valuation range. The Holding Company's indicated dividend following the conversion is intended to preserve the current per share dividend amount of $0.32 per share received by the public stockholders, adjusted to reflect the exchange ratio. However, future declarations of dividends by the Board of Directors will depend

RP Financial, LC.
Page 4.10

upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     Twelve of the 13 Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.45 percent to 3.78 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.43 percent as of June 14, 2002, representing an average core earnings payout ratio of 37.79 percent. As of June 14, 2002, approximately 88 percent of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.28 percent and an average payout ratio of 33.67 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     The Holding Company's indicated dividend provides for a yield and payout ratio that are fairly consistent with the comparable Peer Group averages. Likewise, based on the Holding Company's pro forma earnings and capital, the Holding Company's dividend paying capacity is considered to be comparable to the Peer Group's. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets, eleven of the Peer Group members trade on the NASDAQ system and two trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $26.2 million to $90.6 million as of June 14, 2002, with an average market value of $52.1 million. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 1.2 million to
4.6 million, with average shares outstanding of approximately 2.9 million. The Holding Company's pro forma market value is expected to be comparable to the Peer Group's average market capitalization, while CSBC's pro forma shares outstanding should be at the high end of the range of shares outstanding maintained by the Peer Group companies. It is anticipated that the Holding

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RP Financial, LC.
Page 4.11

Company's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Holding Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.


7.   Marketing of the Issue

     We believe that four separate markets need to be considered for thrift stocks such as CSBC coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company; (3) the thrift acquisition market for thrift franchises in North Carolina; and (4) the market for the public stock of CSBC. All of these markets were considered in the valuation of the Holding Company's to-be-issued stock.


     A.   The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. As the result of profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June 2001. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18, 2001. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market

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RP Financial, LC.
Page 4.12

ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

          Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25 percent rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2 percent was the slowest growth in eight years served to sharpen the sell-off in late August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

          On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the Dow Jones Industrial Average ("DJIA") dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

          The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the

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RP Financial, LC.
Page 4.13

U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

          In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the DJIA closed seven percent lower for the year and the NASDAQ Composite Index declined 21 percent in 2001, providing for the worst two-year performance in the stock market in 23 years.

          The stock market began 2002 with a New Year's rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February and sustained upward momentum in early-March, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. Stocks traded in a narrow range in mid-March, reflecting uncertainty over the strength of the economic recovery

RP Financial, LC.
Page 4.14


and the possibility of future rate increases by the Federal Reserve. The Federal Reserve's decision to leave short-term rates unchanged at its mid-March meeting, as well as a shift in its policy directive to a neutral stance from one that favored additional easing, provided for a mixed reaction in the stock market. Stocks moved lower in late-March, reflecting first quarter earnings concerns and the prospect of rising interest rates.

          The general stock market declined at the beginning of the second quarter of 2002, reflecting growing concerns about the Mideast conflict. The broader stock market continued to struggle through mid-April, as the result of disappointing first quarter earnings among some of the blue chip stocks and weak earnings forecasts for the balance of 2002. Stocks continued to falter into late-April, primarily on the basis of weak first quarter earnings and growing concerns about the strength of the economic recovery. The extended sell-off prompted a rebound in blue-chip stocks at the end of April, but the rally sputtered on news of a sharper than expected increase in the April unemployment rate. The April 2002 unemployment rate rose to 6.0 percent, its highest level in nearly eight years.

          Stocks were largely unchanged by the Federal Reserve's widely anticipated decision to leave rates unchanged at its early-May 2002 meeting, but then rallied sharply higher the day following the meeting on hints from Cisco about a possible business rebound. Favorable economic data in the form of stronger than expected retail sales in April and rising hopes of more upbeat earnings forecast by technology firms supported further advances in stocks during mid-May. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Market pessimism extended the sell-off in stocks in early-June, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. As an indication of the general trends in the nation's stock markets over the past year, as of June 14, 2002, the DJIA closed at 9474.21 a decline of 10.8 percent from one year earlier, while the NASDAQ Composite Index stood at 1504.74, a decline of 25.8 percent over the same time period. The Standard & Poors 500 Index closed at 1007.27 on June 14, 2002, a decline of 17.1 percent from a year ago.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Expectations of further rate cuts by

RP Financial, LC.
Page 4.15

the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June 2001. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

          The positive trend in thrift stocks continued to prevail during the first half of August 2001, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25 percent rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0 percent in the SNL Index for all publicly-traded thrifts in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

          In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

          Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the

RP Financial, LC.
Page 4.16

slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large-cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0 percent.

          Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances again turned in by the larger companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February and early-March on strong fundamentals and acquisition speculation. Thrift stocks edged lower following the Federal Reserve meeting in March, reflecting growing sentiment that the economic recovery would lead to higher interest rates in the second half of the year.

          Thrift issues moved higher in early-April 2002, as investors became more optimistic about first and second quarter earnings for the thrift sector. Growing sentiment that the Federal Reserve would not raise rates in May further contributed to the upswing in thrift prices. The upward momentum in thrift stocks was sustained through mid-April, with the advance supported by favorable first quarter earnings, low inflation data and investors dumping technology stocks in favor of lower risk bank and thrift stocks. Thrift stocks stabilized in late-

RP Financial, LC.
Page 4.17

April in the face of a downturn experienced in broader stock market, as traditional spread lenders benefited from generally weak economic news. News of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late- May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks. On June 14, 2002, the SNL Index for all publicly-traded thrifts closed at 1,105.8, an increase of 17.7 percent from one year ago.

     B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Holding Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          The market for converting thrifts has strengthened in conjunction with the broader thrift market over the past year, although conversion activity has remained somewhat limited. As shown in Table 4.2, only one standard conversion offering has been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of

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RP Financial, LC.
Page 4.18







                                (table omitted)

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RP Financial, LC.
Page 4.19

the recent standard conversion equaled 64.9 percent and 17.4 times, respectively. One second-step conversion offering, Willow Grove Bancorp of Pennsylvania ("Willow Grove"), has also been completed during the past three months, which is considered to be more relevant for purposes of determining CSBC's pro forma pricing. The average pro forma price/tangible book and core price/earnings ratios of Willow Grove equaled 96.6 percent and 24.1 times, respectively. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Exhibit IV-4 presents historical offering data for second-step conversions, illustrating the historical trends and characteristics of second-step offerings.

          Shown in Table 4.3 are the current pricing characteristics of Willow Grove, which is the only NASDAQ or Exchange listed full conversion offering that has been completed during last three months. Willow Grove's current P/TB ratio of 110.33 percent reflects a discount of 22.7 percent from the average P/TB ratio of all publicly-traded thrifts (equal to 142.69 percent) and Willow Grove's core P/E ratio of 27.21 times reflects a premium of 60.3 percent from the average core P/E ratio of 16.97 times for all publicly-traded thrifts. Overall, the pricing ratios of Willow Grove suggest that the investment community has determined to discount its stock on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

     C.   The Acquisition Market

          Also considered in the valuation was the potential impact on CSBC's stock price of recently completed and pending acquisitions of other savings institutions operating in North Carolina. As shown in Exhibit IV-5, there were sixteen acquisitions of North Carolina savings institutions completed between 1998 through year-to-date 2002 and there are currently no pending acquisitions of North Carolina savings institutions. The recent acquisition activity involving North Carolina savings institutions may imply a certain degree of acquisition speculation for the Holding Company's stock. To the extent that acquisition speculation may

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RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
Page 4.20







                                (table omitted)

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RP Financial, LC.
Page 4.21

impact the Holding Company's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Holding Company's market and, thus, are subject to the same type of acquisition speculation that may influence CSBC's trading price.

          D. Trading in CSBC's Stock

             Since CSBC's minority stock currently trades under the symbol "CSBC" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. CSBC had a total of 4,209,434 shares issued and outstanding at March 31, 2002, of which 1,752,427 were held by public shareholders and were traded as public securities. As of June 14, 2002, the Holding Company's closing stock price was $20.00 per share. There are significant differences between the Holding Company's minority stock (currently being traded) and the conversion stock that will be issued by the Holding Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

             In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Holding Company's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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RP Financial, LC.
Page 4.22

8.   Management

     CSBC's management team appears to have experience and expertise in all of the key areas of the Holding Company's operations. Exhibit IV-6 provides summary resumes of CSBC's Board of Directors and senior management. Based upon our due diligence conducted of the Holding Company and the Holding Company's financial characteristics, the Holding Company is viewed as being effectively managed and there appears to be a well-defined organizational structure.

     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform

     In summary, as a fully-converted SAIF-insured institution, CSBC and the Holding Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Holding Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

      Key Valuation Parameters:                         Valuation Adjustment
      ------------------------                          --------------------
      Financial Condition                               Slight Upward
      Profitability, Growth and Viability of Earnings   Slight Downward
      Asset Growth                                      Slight Upward
      Primary Market Area                               No Adjustment

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RP Financial, LC.
Page 4.23

    Key Valuation Parameters:                               Valuation Adjustment
    ------------------------                                --------------------
    Dividends                                               No Adjustment
    Liquidity of the Shares                                 No Adjustment
    Marketing of the Issue                                  No Adjustment
    Management                                              No Adjustment
    Effect of Government Regulations and Regulatory Reform  No Adjustment



Valuation Approaches

    In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing CSBC's shares' to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in CSBC's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, and the recent conversions including second-step conversion offerings.

    RP Financial's valuation placed an emphasis on the following:

    . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Holding Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Holding Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for Holding Company and the Peer Group and resulting price/core earnings ratios.

    . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible

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RP Financial, LC.
Page 4.24

             assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

         . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         . Trading of CSBC stock. Converting institutions generally do not have stock outstanding. CSBC, however, has public shares outstanding due to the mutual holding company form of ownership. Since CSBC is currently traded on the NASDAQ, it is an indicator of investor interest in the Holding Company's conversion stock and therefore received some weight in our valuation. Based on the June 14, 2002 stock price of $20.00 per share and the 4,209,434 shares of Holding Company stock issued and outstanding, the implied value of $84 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of CSBC was somewhat discounted herein but will become more important towards the closing of the offering.

         The Holding Company had adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of June 14, 2002, the aggregate pro forma market value of CSBC's conversion stock was $68,529,460 at the midpoint, equal to 6,852,946 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 58.37 percent ownership interest to the public, which provides for a $40.0 million public offering at the midpoint value.

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RP Financial, LC.
Page 4.25


     1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Holding Company's reported earnings, incorporating reinvestment of $19,000 of MHC assets at an after-tax reinvestment rate of 2.79 percent, equaled $2.185 million for the twelve months ended March 31, 2002. In deriving CSBC's core earnings, the only adjustment made to reported earnings was to eliminate the gains and losses on sale of assets. For the twelve month period, the Holding Company recorded net gains of $87,000 on the sale of assets. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 36.0 percent for the loss eliminated, the Holding Company's core earnings were determined to equal $2.129 million for the twelve months ended March 31, 2002. (Note: see
Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                                      Amount
                                                                      ($000)

         Net income                                                 $ 2,185
         Net gains on sale of loans(1)                                  (56)
                                                                    -------
           Core earnings estimate                                   $ 2,129

         (1)  Tax effected at 36.0 percent.

     Based on the Holding Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Holding Company's pro forma reported and core P/E multiples at the $68.5 million midpoint value equaled 22.40 times and 22.82 times, respectively, which provided for premiums of 58.9 percent and 42.4 percent relative to the Peer Group's average reported and core earnings multiples of 14.10 times and 16.02 times, respectively (see Table 4.4). The implied premiums reflected in the Holding Company's pro forma P/E multiples take into consideration the discount implied for the Holding Company's pro forma P/B ratio, as well as the pro forma increase in earnings that will be realized from the acquisition of Innes Street and is not currently fully reflected in the Holding Company's trailing twelve month earnings. The Holding Company's trailing twelve month

RP FINANCIAL, LC.
----------------------------------------
Financial Service Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                                    Table 4.4
                             Public Market Pricing
                Citizens South Banking Corp. and the Comparibles
                              As of June 14, 2002

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RP Financial, LC.
Page 4.27


earnings for the period ended March 31, 2002 includes only one quarter of earnings following the acquisition of Innes Street.

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/B ratio to CSBC's pro forma book value. The Holding Company's pre-conversion book value was adjusted to include $19,000 of equity held at the MHC level, which will be consolidated with the Holding Company's capital as a result of the conversion. Based on the $68.5 million midpoint valuation, CSBC's pro forma P/B and P/TB ratios equaled 87.00 percent and 97.83 percent, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 112.84 percent and 113.95 percent, the Holding Company's ratios reflected a discount of 22.9 percent on a P/B basis and a discount of 14.1 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the Holding Company's resulting premium P/E multiples and lower return on equity.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Holding Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, CSBC's value equaled 14.28 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.93 percent, which implies a 19.6 percent premium has been applied to the Holding Company's pro forma P/A ratio.



Comparison to Recent Conversions and Second-Step Offerings

     As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second-step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not

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RP Financial, LC.
Page 4.28

reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The one standard conversion offering completed within the past three months closed at an average P/TB ratio of 64.9 percent and appreciated 28.0 percent during the first week of trading.

     The one recently completed second-step conversion offering closed at a price/tangible book ratio of 96.6 percent and its trading price increased 15.5 percent during its first week of trading as a fully converted company. In comparison, the Holding Company's P/TB ratio of 97.8 percent at the midpoint value reflects an implied premium of 1.2 percent relative to the closing P/TB ratio of Willow Grove's recent second-step conversion offering. In comparison to Willow Grove's current aftermarket P/TB ratio of 110.3 percent, the Holding Company's P/TB ratio at the midpoint value reflects an implied discount of 11.3 percent and at the top of the super range reflects an implied premium of 0.2 percent.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of June 14, 2002, the estimated aggregate pro forma market value of the Holding Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $68,529,460 at the midpoint. Based on this valuation and the approximate 58.37 ownership interest being sold in the public offering, the midpoint value of the Holding Company's stock offering was $40,000,000, equal to 4,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $34,000,000 and a maximum value of $46,000,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 3,400,000 shares at the minimum and 4,600,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $52,900,000 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 5,290,000 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-8 and Exhibit IV-9.

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RP Financial, LC.
Page 4.29



Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Holding Company's common stock for newly issued shares of CSBC as a fully converted company. The Board of Directors of Citizens South Holdings, MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate public ownership percentage in CSBC equal to 41.63 percent as of March 31, 2002. The exchange ratio to be received by the existing minority shareholders of CSBC will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 4.4, the exchange ratio for the minority shareholders would be 1.3838 shares, 1.6280 shares, 1.8722 shares and 2.1530 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.